Exhibit 10.1

SIXTH AMENDMENT OF LEASE

THIS SIXTH AMENDMENT OF LEASE (the “Amendment”) is made this October 26, 2016, between Watsonville Freeholders, a California limited partnership (“Landlord”), and West Marine Products, Inc., a California corporation (hereinafter called “Tenant”).

RECITALS

A.
Landlord and Tenant are parties to that certain Lease Agreement dated June 26, 1997, as amended by (a) Landlord Subordination dated February 6, 2003; (b) First Amendment of Lease dated July 27, 2005; (c) Second Amendment of Lease dated December 22, 2005; (d) Third Amendment of Lease dated November 30, 2006; (e) Fourth Amendment of Lease dated July 29, 2009; (f) Fifth Amendment of Lease dated July 15, 2011 (collectively, the “Lease”).

B.
Per the Fifth Amendment of Lease, the Demised Premises consists of approximately eighty-nine thousand two hundred eleven (89,211) square feet (“Demised Premises”) and the Additional Premises consists of approximately nine thousand forty-two (9,042) square feet (“Additional Premises”) and both combined comprise the “New Premises” totaling approximately ninety-eight thousand, two hundred fifty-three (98,253) square feet located at 500 Westridge Drive, Watsonville, CA 95076. The Demised Premises, the Additional Premises and the New Premises are more particularly described in the Lease and the Amendments thereto. The term “Premises” is used herein to describe Tenant’s then current total combined Lease space.

C.	The current Term of the Lease for the Demised Premises and the Additional Premises expires on October 31, 2016.

D.	Landlord and Tenant now desire to amend and modify the Lease on the terms and conditions herein below.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.	Defined Terms. Any capitalized term used in this Amendment that is not defined herein shall have the meaning given that term in the Lease.

2.
Space Reduction. Notwithstanding how the New Premises is defined in the Lease and the Amendments thereto, Landlord and Tenant do hereby agree that Tenant may reconfigure and reduce the size of the New Premises by giving back certain portions of the New Premises to Landlord. Tenant shall retain the entire second floor of the New Premises but may give back space on the first floor of the New Premises. Premises space retained by Tenant may be referred to as “Retained Space” and portions of the Premises returned to Landlord pursuant to the terms hereof may be referred to as “Returned Space”.

3.
Renewal of Lease Term. Landlord and Tenant do hereby agree that the Term of the Lease for the Demised Premises and the Additional Premises is renewed following the expiration of the remaining Term for a period of five (5) years, commencing November 1, 2016 and continuing through October 31, 2021 (the “Renewal Term”).

4.
Rent. Notwithstanding anything to the contrary in the Lease, Landlord and Tenant do hereby agree that the base rent (“Rent”) for the Premises for the period from November 1, 2016-October 31, 2021 shall be as set forth below:

Period	Monthly Rate Per Square Foot
Demised Premises (Office)
Year 1: 11/1/16-10/31/17	$1.05/SF (NNN)
Year 2: 11/1/17-10/31/18	$1.05/SF (NNN)
Year 3: 11/1/18-10/31/19	$1.08/SF (NNN)
Year 4: 11/1/19-10/31/20	$1.11/SF (NNN)
Year 5: 11/1/20-10/31/21	$1.11/SF (NNN)
Additional Premises (Warehouse)
Years 1-5: 11/1/16-10/31/21	$0.72/SF (Gross - All Inclusive)

5.
Calculation of Rent. After Tenant gives back space pursuant to Section 6, Tenant’s Rent will be adjusted downward immediately to reflect the reduced footprint (by the amount of the Returned Space) of the Premises. Tenant will calculate the adjusted Rent amount (based only on Retained Space), prorating for any partial calendar month based upon the number of days in such month, and send Landlord notice of that amount with Tenant’s next Rent due. The new Premises Retained Space square footage shall be verified by Tenant and may be confirmed by Landlord.

6.	Landlord’s Work.

(A)
Space to be Demised. Tenant shall identify the space to be demised over the course of the Renewal Term of the Lease. Tenant will propose various space plan reductions, each of which shall identify proposed Returned Space. Upon Tenant’s identification of proposed Returned Space, Landlord may, at its reasonable discretion and in good faith, determine whether good cause exists to refuse the proposed Returned Space, or whether to approve it. Landlord’s consent shall not be unreasonably withheld, conditioned, or delayed. In the event that Landlord fails to respond to Tenant’s identification of the Returned Space to be demised within twenty (20) calendar days after delivery of Tenant’s notice, Landlord shall be deemed to have accepted the Returned Space. Once Landlord has accepted or is deemed to have accepted the Returned Space, Landlord must proceed in demising the reconfigured Premises as follows in Section 6, Para (B). Once the Returned Space has been vacated and is in broom clean condition and free of all personal property, Tenant’s Rent shall be reduced according to Section 5. The cost of performing the space reduction, including the demise of the Returned Space, shall be paid by Landlord, at Landlord’s sole expense. Tenant shall surrender the Returned Space in broom clean condition and free of all personal property. The cost associated with vacating and cleaning the Returned Space shall be Tenant’s sole responsibility.

(B)
Demising Work. The Premises Retained Space will be demised to be completely functional, separate and independent from the Returned Space, including without limitation, installation of a demising wall and separation or sub metering of utilities whereby Tenant’s use of the utility can be measured and verified. Landlord shall proceed with diligence, at Landlord's sole cost and expense, in performing the demising work required to effectuate Tenant’s approved space reduction proposal within acceptable and reasonable timeframes. All Landlord's Work shall be coordinated with Tenant's named representative to ensure that the Premises are at all times secure. Landlord and Tenant agree to coordinate architectural work to allow concurrent design of Tenant’s remaining space during the creation of Landlord’s demising plan. Landlord shall keep Tenant apprised of the schedule and progress of the demising work weekly and as dictated by changes in work that affect the Tenant. The work required to reduce the Premises shall commence immediately after Landlord approves, or is deemed to approve, a Tenant space reduction proposal. At all times, the demising work shall be performed in a good and workmanlike manner using techniques designed to minimize interference with Tenant’s use of the Premises and expedite completion of Tenant’s Retained Space.

(C)
Size of Premises. The Premises shall be demised to a reduced footprint, not to fall below approximately seventy-five thousand (75,000) square feet of Demised Premises and five thousand (5,000) square feet of Additional Premises thus providing the Tenant with a minimum total of 80,000 square feet, which shall comprise the Retained Space, as described above in Section 2.

(D)
Building Signage. Tenant will not be required to move any existing building sign or share the existing monument sign. Future tenant building signage location will be approved by Tenant, (which approval shall not be unreasonably withheld, conditioned or delayed).

7.	Tenant Improvement Allowance.

(A)
Upon the full execution of this Amendment, Landlord will provide Tenant, at no additional cost to Tenant, with a total Improvement Allowance of three hundred and fifty thousand dollars ($350,000). Tenant will use this Allowance for the construction of certain improvements, including but not limited to carpet replacement, painting, and wall modifications within the Retained Space. Tenant will apply no more than fifty thousand dollars ($50,000) of the Improvement Allowance to construction and improvement of cubicles.

(B)
Tenant may use this Improvement Allowance incrementally for one or more projects, at Tenant’s sole discretion. The Improvement Allowance will be available to Tenant from the date of this Amendment up to and including the date which is one year after Landlord’s delivery of written notification to Tenant that Landlord has completed the demising. Landlord’s notification shall include a copy of the signed building permit from the City of Watsonville.

(C)
Once Tenant has incurred expenses attributable to the Improvement Allowance, Tenant shall submit true and accurate paid invoices to Landlord. Within twenty days, Landlord will choose and notify Tenant in writing if they will reimburse Tenant for cost incurred or if Tenant shall offset the costs incurred against Tenant’s next Rent due.

8.	Extension of Term.

(A)
Option. Tenant is granted the right to extend the term of this Lease for one (1) period of five (5) years (the “Option Period”), on the terms and conditions set forth herein; provided, that said right to extend for such Option Period (the “Option”) may be exercised only in the event Tenant is not in default either at the time said Option right is exercised nor at the time such Option Period is to commence. The words “Lease Term” or “Term,” as used in this Lease, shall mean the term of this Lease as extended by Tenant pursuant to this Section, as applicable.

(B)
Exercise of Option. To exercise the Option described in this Section above, Tenant shall notify Landlord in writing (“Tenant’s Election”) no later than one hundred eighty (180) calendar days prior to the expiration of the Lease Term.

(C)
Continuing Effect. In the event Tenant properly exercises its Option right(s) as provided herein and the Term of the Lease and Amendments thereto are extended as provided herein, all of the terms and conditions of the Lease and Amendments thereto shall apply during the Option Period, except that rent will be determined as follows in Section 8, Paragraph (D).

(D)	Rent during Option Period for the Retained Space of the Demised Premises.

(1)
In the event Tenant validly exercises its Option as herein provided, the Rent shall be adjusted to the then current market rate for the Retained Space of the Demised Premises, determined as of the Commencement Date of the Option Period, as follows: within thirty (30) days after Landlord receives Tenant’s Election, Landlord shall provide Tenant with Landlord's determination of the fair market Rent for the Option Period (“Landlord's Determination of Base Rent for Option Period”). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord's Determination of Base Rent for Option Period. In the event Tenant does not agree to Landlord's Determination of Base Rent for Option Period, Landlord and Tenant shall attempt to agree upon Rent for the Retained Space of the Demised Premises for the Option Period, such Rent to be the Fair Market Value of the Retained Space of the Demised Premises for the Option Period.

(2)
If the parties are not able to agree on Fair Market Value within twenty (20) days after delivery of Tenant’s notice of objection, then within ten (10) days thereafter each of Landlord and Tenant shall appoint a licensed commercial real estate broker with at least ten (10) years’ experience in the relevant market (and deliver written notice of same to the other party), and within ten (10) days after the later of the two appointments, the two real estate brokers shall agree upon a similarly qualified and completely impartial broker to serve as the “Decision Maker” (and shall notify the parties in writing). If one party fails to appoint a broker, then the other party’s properly appointed broker shall be the Decision Maker. Within ten (10) days after appointment, the Decision Maker shall confidentially accept and review one written set of materials, not to exceed twenty (20) pages, from each of Landlord and Tenant setting forth each party’s specific determination of the Fair Market Value of Rent. If either party fails to deliver a specific written statement of Fair Market Value of Rent within the time prescribed herein, then the other party’s properly delivered statement of Fair Market Value of Rent shall control. Within ten (10) days after receipt of the later of the two statements of Fair Market Value, the Decision Maker shall chose either the Landlord’s number or the Tenant’s number as most accurate without any compromise or adjustment. The Fair Market Value number selected by the Decision Maker shall be deemed to be the Rent for the Option Period. The parties shall pay the costs of their own broker, if any, themselves and shall evenly split the fee charged by the Decision Maker, if any.

(3)
For purposes of the appraisal, the term Fair Market Value shall mean the price that a ready and willing tenant would pay, as of the Commencement Date of the Option Period, as base rent to a ready and willing landlord of premises comparable to the Demised Premises in the greater Watsonville area, if such premises were exposed for lease on the open market for a reasonable period of time; including any rent increases over the Option Period to the extent normal under then current market conditions.

(E)
Rent During Option Period for the Additional Premises. At the beginning of the Option Period, Rent for the Additional Premises shall be adjusted by the same percentage factor as that used for the Demised Premises, as described above in Paragraph (D). Thereafter, Rent for the Additional Premises shall continue on a gross basis, and shall not increase further during the remainder of the five year Option Period.

9.	Responsibility for Roof. Landlord shall continue to be solely responsible for all repairs and replacements of the roof of the Premises.

10.
Responsibility for HVAC. Tenant shall be responsible for the cost of HVAC servicing and repairs, but only to the extent that any single repair does not exceed twenty-five percent (25%) of the cost of replacement for the unit. Should the cost exceed this twenty-five percent (25%) threshold, then Landlord shall replace the defective unit. Landlord shall amortize the cost of the unit such that Tenant repays the cost over a fifteen year (180 month) period, with the Tenant required to pay no more than 1/180th of the cost of the unit in any given month of the lease term.

11.
Ratification of Lease. The undersigned parties hereby ratify and reaffirm their rights and obligations under the Lease as modified by this Amendment. In the event of a conflict or ambiguity between the Lease and this Amendment, the terms and provisions of this Amendment shall control. Landlord and Tenant each represent and warrant to the other: (i) that the execution and delivery of this Amendment has been fully authorized by all necessary corporate actions; (ii) that the person signing this Amendment has requisite authority to do so and the authority and power to bind the company of whose behalf they have signed.

12.
Certified Access Inspection. For purposes of section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Demised Premises have not undergone inspection by a certified access specialist.

13.
Entire Agreement. The terms of this Amendment constitute the entire agreement of the parties and supersede all prior agreements or understandings between the parties with respect to the subject matter hereof. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition, to the Lease shall be binding upon the Landlord or the Tenant except by written agreement signed and acknowledged by both parties.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to the Lease as of the date first above written.

LANDLORD:

WATSONVILLE FREEHOLDERS, a California limited partnership

By: __/s/ Randolph K. Repass_________________
Printed Name: _Randolph K. Repass___________
Title: __General Partner_____________________

TENANT:

WEST MARINE PRODUCTS, INC., a California corporation

By: __/s/ Dean Iwata___________________________
Printed Name: _Dean Iwata___________________
Title: Vice President - Store Development & Real Estate